Exhibit 8.1
Exhibit 8.1

			Direct or
			Indirect
		Jurisdiction of	Equity
Name of subsidiary	Main business	incorporation	Interest
Hui Ying Investment Ltd.	Holding company	Taiwan, R.O.C.	100%
Run Hong Investment Ltd.	Holding company	Taiwan, R.O.C.	100%
Macronix America, Inc.	Sales and marketing	California, U.S.A.	100%
Macronix Europe N.V.	Sales and marketing	Belgium	100%
Macronix (B.V.I.) Co., Ltd.	Holding company	British Virgin Islands	100%
New Trend Technology Inc.	IC design	California, U.S.A.	100%
Macronix Pte Ltd.	Sales and marketing	Singapore	100%
MaxNova Inc.	IC design	Taiwan, R.O.C.	92.25%
Macronix Japan (Cayman Islands)	Holding company	Cayman Islands	100%
Macronix (Hong Kong) Co., Ltd.	Sales and marketing	Hong Kong	100%
Macronix Microelectronics (Suzhou) Co., Ltd	System Solution	Suzhou China	100%
Biomorphic Microsystems Corporation	IC design	Taiwan, R.O.C	54.77%
MaxRise Inc.	IC design	Taiwan, R.O.C	100%
Modiotek Co.,Ltd.	IC design	Taiwan, R.O.C	100%
Infomax Communication Co.,Ltd.	IC design	Taiwan, R.O.C	100%
Mxtran Inc.	IC design	Taiwan, R.O.C	100%
Gateway Silicon Inc.	IC design	Taiwan, R.O.C	100%